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                                                                    EXHIBIT 11.1

                              CAMDEN PROPERTY TRUST
                    COMPUTATION OF EARNINGS PER COMMON SHARE

(In thousands, except per share amounts)

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
                                                                                                Three Months
                                                                                               Ended March 31,
                                                                                        ------------------------------
                                                                                            1999             1998
                                                                                          ----------       ----------
BASIC EARNINGS PER SHARE:
 Weighted Average Common Shares Outstanding                                                  42,842           31,572
                                                                                          ==========       ==========
    Basic Earnings Per Share                                                              $    0.32        $    0.28
                                                                                          ==========       ==========

DILUTED EARNINGS PER SHARE:
 Weighted Average Common Shares Outstanding                                                  42,842           31,572
 Shares Issuable from Assumed Conversion of:
       Common Share Options and Awards Granted                                                  369              396
       Operating Partnership Units                                                            2,663            2,299
                                                                                          ----------       ----------
 Weighted Average Common Shares Outstanding, as Adjusted                                     45,874           34,267
                                                                                          ==========       ==========
       Diluted Earnings Per Share                                                         $    0.31        $    0.27
                                                                                          ==========       ==========

EARNINGS FOR BASIC AND DILUTED COMPUTATION:
 Net Income                                                                               $  16,049        $   8,961
 Less: Preferred Share Dividends                                                             (2,343)
                                                                                          ----------       ----------
 Net Income to Common Shareholders (Basic Earnings Per Share Computation)                    13,706            8,961
 Minority Interest                                                                              618              331
                                                                                          ----------       ----------
 Net Income to Common Shareholders, as Adjusted (Diluted Earnings Per
        Share Calculation)                                                                $  14,324        $   9,292
                                                                                          ==========       ==========
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